Exhibit 16.1

April 11, 2025

Securities and Exchange Commission

100 F. Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for AMTD Digital Inc. (“AMTD Digital” or “Company”) and, under the date of August 23, 2023, we reported on the consolidated financial statements of AMTD Digital and its subsidiaries for the years ended April 30, 2021, 2022, and 2023. On April 23, 2024, the Company terminated our appointment as principal accountants. On February 28, 2025, AMTD Digital filed its Form 20-F relating to the consolidated financial statements as of October 31, 2024 and 2023.

The Form 20-F did not include a letter from us as specifically required by Item 16F of Form 20-F, and AMTD Digital did not provide us with its Item 16F disclosure in the form in which the Company filed it with the Commission on February 28, 2025. AMTD Digital also did not request that we provide a letter stating our agreement or disagreement with its Item 16F disclosure, as required by Item 16F(a)(3) of Form 20-F. Instead, the Company stated that an Item 16F letter “is not obtained” from us. We have reviewed AMTD Digital’s Item 16F disclosure and are providing this Item 16F letter to state our position on the Company’s disclosure. We understand that it is the Company’s obligation under Item 16F(a)(3) of Form 20-F to file this letter with the Commission.

We have read AMTD Digital’s statements under Item 16F of its Form 20-F filed on February 28, 2025, and we agree with those statements, except that:

1.	We disagree that we were “rotate[d] out,” and otherwise have insufficient knowledge to agree or disagree with the remainder of the first sentence of the first paragraph.

2.	We disagree with the third sentence of the first paragraph because it does not accurately and completely describe the circumstances of our termination.

3.	We disagree with the fourth sentence in the second paragraph to the extent it is intended to suggest that Deloitte Touche Tohmatsu declined to provide an Item 16F letter. The Company did not request such a letter in advance of filing its Form 20-F or at any time afterward.

4.	Pursuant to our letters dated April 16, 2024 and April 30, 2024, we advised the Company that information has come to our attention during the time period covered by Item 16F(a)(1)(iv) that, if further investigated, may materially impact the fairness or reliability of either a previously issued audit report or the underlying financial statements; or the financial statements issued or to be issued covering the fiscal period(s) subsequent to the date of the most recent financial statements covered by an audit report (including information that may prevent the Company's auditor from rendering an unqualified audit report on those financial statements). See Item 16F(a)(1)(v)(C)(1)(i). These matters were raised to the Company’s attention, and the Company indicated it would investigate. On June 21, 2024, we reiterated our request for an update on the status of the investigation. On August 8, 2024, we further advised the Company of our concerns that the Company’s statements in its public filings regarding the termination of Deloitte Touche Tohmatsu's engagement as auditor and regarding the appointment of the Group’s new auditors, are inaccurate and incomplete. However, the results of the Company's investigation into those matters, if any, have not been shared with us as of the date of this letter. Nor have we received a response to any of our correspondence.

5.	Our termination was announced by press release on July 16, 2024. Given the timing of our termination, we have insufficient knowledge to have reached a conclusion as to whether any such disagreements or reportable events exist, and it should not be concluded that we agree that no such disagreements or reportable events may exist.

6.	For completeness, we were never formally authorized to respond fully to the inquiries of the successor accountant, nor were we contacted by the successor auditor as contemplated in AU Section 315 Communications Between Predecessor and Successor Auditors. See Item 16F(a)(1)(iv)(C).

Very truly yours,